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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G



                     Under the Securities Exchange Act of 1934
                            (Amendment No. ____________)


                                 HF Financial Corp.
                                 ------------------
                                  (Name of Issuer)


                               Common Stock, Par $.01
                               ----------------------
                           (Title of Class of Securities)


                                     404172108
                                     ---------
                                   (CUSIP Number)


                                    May 15, 2000
                                    ------------
              (Date of Event Which Requires Filing on this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [  ]  Rule 13d-1(b)
     [  ]  Rule 13d-1(c)
     [xx]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provide in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     Page 1 of 5
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----------------------------                          --------------------------

 CUSIP NO. 404172108                  13G             PAGE 2 OF 5 PAGES

----------------------------                          --------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Curtis L. Hage


--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [  ]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen

--------------------------------------------------------------------------------
                5      SOLE VOTING POWER

   NUMBER OF                170,209
     SHARES     ----------------------------------------------------------------
  BENEFICIALLY  6      SHARED VOTING POWER
    OWNED BY
                            27,965
                            *Does not include 10,878 shares held solely by
                             Curtis L. Hage's wife, as to which Curtis L. Hage disclaims beneficial ownership.
                ----------------------------------------------------------------
      EACH      7      SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                 170,209
      WITH      ---------------------------------------------------------------
                8      SHARED DISPOSITIVE POWER

                            27,965
                            *Does not include 10,878 shares held solely by
                             Curtis L. Hage's wife, as to which Curtis L. Hage disclaims beneficial ownership.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         198,174

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

         [  ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.27%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

         IN

--------------------------------------------------------------------------------
                       SEE INSTRUCTION BEFORE FILLING OUT!


                                     Page 2 of 5
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ITEM 1.
     (a)  Name of Issuer:

          HF Financial Corp.

     (b)  Address of Issuer's Principal Executive Offices:

          225 South Main Avenue
          Sioux Falls, SD 57102

ITEM 2.
     (a)  Name of Person Filing:

          Curtis L. Hage

     (b)  Address of Principal Business Office or, if none, Residence:

          225 South Main Avenue
          Sioux Falls, SD 57102

     (c)  Citizenship:

          United States citizen

     (d)  Title of Class of Securities:

          Common Stock, par $.01

     (e)  CUSIP Number:

          404172108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

     (a)  [  ]  Broker or dealer registered under Section 15 of the Act.

     (b)  [  ]  Bank as defined in section 3(a)(16) of the Act.

     (c)  [  ]  Insurance Company as defined in section 3(a)(19) of the Act.

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940.

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     (e)  [  ]  An investment adviser in accordance with Section
          240.13(d)-1(b)(1)(ii)(E).

     (f)  [  ]  An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F).

     (g)  [  ]  A parent holding company or control person in accordance with
          Section 240.13d-1(b)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

     (j)  [   ]  Group, in accordance with Section 240.13d-1(b)(ii)(J).

ITEM 4.             OWNERSHIP:

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

          198,174

     (b)  Percent of Class:

          5.27%

     (c)  Number of Shares as to which such person has:

          (i)   sole power to vote or to direct the vote - 170,209
          (ii)  shared power to vote or to direct the vote - 27,965
          (iii) sole power to dispose or to direct the disposition of - 170,209
          (iv)  shared power to dispose or to direct the disposition of - 27,965

ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

INSTRUCTION:  Dissolution of a group requires a response to this item.

                                     Page 4 of 5
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ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     None.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

     Not Applicable

ITEM 10.       CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Date:  May 19, 2000


                                   By: /s/ Curtis L. Hage
                                       ----------------------
                                       Curtis L. Hage


                                     Page 5 of 5